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Investors:

Progenics Pharmaceuticals, Inc.
Richard W. Krawiec, Ph.D.
Vice President, Corporate Affairs
(914) 789-2814
rkrawiec@progenics.com

Dory A. Lombardo
Associate Director, Corporate Affairs
(914) 789-2818
dlombardo@progenics.com

Media: WeissComm Partners Aline Schimmel (312) 646-6295
PROGENICS ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Tarrytown, NY, May 11, 2009 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced its results of operations for the quarter ended March 31, 2009.

First Quarter Financial Results

Net loss was $1.8 million or $0.06, basic and diluted, per share, compared to $15.5 million or $0.52, basic and diluted, per share in the first quarter of 2008. Expenses were $23.5 million, compared to $32.2 million for the previous year period. Progenics ended the quarter with cash, cash equivalents and marketable securities of $127.7 million, compared to $141.4 million at December 31, 2008.

Revenues for the quarter totaled $20.9 million, compared to $14.8 million for the same period of 2008, primarily reflecting full recognition in the first quarter of 2009 of a $15.0 million upfront payment received in the fourth quarter of 2008 from Ono Pharmaceutical Co., Ltd. (OSE-TYO: 4528), Progenics’ Japanese collaborator for subcutaneous RELISTOR®, offset by a decrease in reimbursement revenue from Wyeth (NYSE: WYE) for RELISTOR research and development. Progenics expects reimbursement revenue from Wyeth to decrease further during 2009, as research and development activities for RELISTOR decrease.

The decrease in expenses for the three months ended March 31, 2009 compared to 2008 was attributable primarily to research and development expenses, which decreased $8.5 million compared to the same period of 2008. This decrease resulted primarily from reduced development activities related to RELISTOR and reduced manufacturing activities related to PRO 140. This reduction was partially offset by an increase in manufacturing and clinical activities related to our PSMA programs.

Program to Increase Operating Efficiencies

With the onset of the global financial crisis in 2008, Progenics began a company-wide program to streamline its operations to become more efficient and reduce expenditures. In 2009, Progenics has implemented the following initiatives:

•	Achieved a planned 10% staffing reduction, which brings headcount to 224;
•	Eliminated salary increases for senior management;
•	Reduced bonuses and 401(k) benefit contributions for all employees;
•	Reduced expenditures on contractors and consultants; and
•	Reduced capital expenditures.

“We are committed to maintaining strong financial flexibility and focusing our development efforts on our most promising programs,” said Paul J. Maddon, M.D., Ph.D., Founder, Chief Executive Officer and Chief Science Officer, Progenics Pharmaceuticals, Inc. “In this challenging economic environment, we plan to supplement the development of key programs using outside funding wherever attractive.”

“For example, with respect to our PRO 140 compound for the treatment of HIV infection, while we continue to fund the program on our own, we are in discussions with government agencies and others to obtain pivotal clinical trial funding and support,” Dr. Maddon continued. “In our PSMA ADC program for the treatment of prostate cancer, we are pursuing strategic collaborations with biopharmaceutical companies possessing the resources and capabilities to accelerate and broaden the development plan for that compound to include additional oncology indications.”

Developments for subcutaneous RELISTOR

Developments relating to subcutaneous RELISTOR include the following:

•
Net Sales Up 23% from Prior Quarter: Global net sales of RELISTOR for the first quarter of 2009 were $1.9 million, a growth of 23% compared to $1.5 million in the fourth quarter of 2008. This quarterly increase includes a 42% increase in U.S. RELISTOR sales from $0.8 million in the fourth quarter of 2008 to $1.2 million in the first quarter of 2009.

•
Now Sold in 19 Markets; 13 Launches Expected in 2009: RELISTOR is now sold in 19 markets including the U.S., Canada, 14 European Union member states, Australia, Venezuela and Chile. An additional 13 markets are expected to launch in 2009, including Spain, Italy, France, Argentina and Brazil, the largest individual markets after the U.S.

•
Institutions ordering RELISTOR up 27%: The number of U.S. institutions ordering RELISTOR in the first quarter of 2009 grew by approximately 27% over the fourth quarter of 2008 as formulary approvals continue to increase.

Management’s Perspective and Steps to Increase Value

“Based on these early, positive commercial trends, we are optimistic about the future of subcutaneous RELISTOR as our collaborator Wyeth builds market awareness of opioid-induced constipation, a major unmet medical need,” said Dr. Maddon. “During the initial launch of RELISTOR in 2008, Wyeth directed its marketing efforts to educate physicians and caregivers about subcutaneous RELISTOR’s unique ability to relieve constipation resulting from opioid use without affecting centrally mediated analgesia. Now, new educational and promotional programs are focusing on the burden and significance of opioid-induced constipation in the lives of palliative care patients that subcutaneous RELISTOR may help address.”

“In parallel, we are focused on increasing the convenience of using subcutaneous RELISTOR,” continued Dr. Maddon. “Later this year we plan to file an sNDA for a pre-filled syringe that patients can use to self-inject the drug more easily. Development is also underway for a RELISTOR auto-injector device. In addition, we are pursuing opportunities to obtain indications in patient settings beyond advanced illness. Results presented at the annual meeting of the American Pain Society last week confirm subcutaneous RELISTOR’s positive activity in chronic, non-cancer pain patients for the treatment of opioid-induced constipation. If approved in the chronic pain setting, we believe that subcutaneous RELISTOR could provide a clinically meaningful benefit for these patients. We expect to file an sNDA in 2010 for subcutaneous RELISTOR for the treatment of opioid-induced constipation in this setting. We and Wyeth also are continuing our discussions regarding the next steps for the clinical development of an oral RELISTOR formulation.”

Highlights for the first quarter of 2009

•
Selected the subcutaneous form of PRO 140 for further development. Positive phase 2 clinical results demonstrated potent activity, favorable tolerability and the convenience of potential weekly self-administration. The Company recently amended this clinical study to evaluate a subcutaneously administered loading dose of PRO 140. Progenics plans to meet with the U.S. Food and Drug Administration to discuss the design of additional studies.

•
Appointed Peter J. Crowley to the Board of Directors as an independent director also serving on the Company’s Audit Committee. Mr. Crowley recently retired from a 23-year career at CIBC World Markets, where he headed Healthcare Investment Banking since 1995.

•
Promoted Tage Ramakrishna, M.D., to Vice President, Clinical Research. Dr. Ramakrishna, who joined the Company in 2008, previously worked for Altana Pharma, as Corporate Vice President of International Drug Safety and Medical Affairs.

Other developments

•
In January, Wyeth and Pfizer Inc. (NYSE: PFE) executed a definitive agreement under which Pfizer is to acquire Progenics’ collaborator, Wyeth. The proposed acquisition of Wyeth by Pfizer, which is subject to closing conditions and may occur as early as during the third quarter of 2009, does not trigger any change-of-control provisions in Progenics’ RELISTOR collaboration with Wyeth. Under Progenics’ collaboration agreement, following the acquisition, the new combined Pfizer/Wyeth organization would have the same rights and responsibilities as Wyeth had under the collaboration agreement.

- Financial Tables follow -

PROGENICS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net loss per share)
	Three Months Ended March 31,
	2009	2008
Revenues:
Research and development	$20,144	$12,110
Royalty income	175	-
Research grants and contract	507	2,613
Other revenues	78	39
Total revenues	20,904	14,762

Expenses:
Research and development	14,830	22,790
License fees – research and development	630	1,149
General and administrative	6,801	7,152
Royalty expense	18	-
Depreciation and amortization	1,203	1,114
Total expenses	23,482	32,205

Operating loss	(2,578)	(17,443)

Interest income	790	1,958

Net loss	$(1,788)	$(15,485)

Net loss per share; basic and diluted	$(0.06)	$(0.52)
Weighted average shares outstanding; basic and diluted	30,707	29,789

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)
	March 31, 2009	December 31, 2008

Cash, cash equivalents and marketable securities	$127,696	$141,374
Accounts receivable	692	1,337
Fixed assets, net	10,464	11,071
Other assets	3,294	4,051
Total assets	$142,146	$157,833

Liabilities	$18,683	$38,464
Stockholders’ equity	123,463	119,369
Total liabilities and stockholders’ equity	$142,146	$157,833

(PGNX-F)

About the Company

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology, virology—including human immunodeficiency virus (HIV) and hepatitis C virus (HCV) infections—and oncology. Progenics, in collaboration with Wyeth, is developing RELISTOR® (methylnaltrexone bromide) for the treatment of opioid-induced side effects. RELISTOR is currently approved in over 30 countries, which include approvals in the U.S., Canada and Australia, Latin American countries, as well as all European Union member countries. In the U.S., RELISTOR (methylnaltrexone bromide) subcutaneous injection is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Marketing applications are pending for RELISTOR in other countries. In the area of virology, Progenics is developing the HIV entry inhibitor PRO 140, a humanized monoclonal antibody targeting the entry co-receptor CCR5, which is currently in phase 2 clinical testing. The Company is also developing a novel HCV entry inhibitor, PRO 206. In the area of oncology, the Company is conducting a phase 1 clinical trial of a human monoclonal antibody-drug conjugate (ADC) for the treatment of prostate cancer—a selectively targeted chemotherapeutic antibody directed against prostate-specific membrane antigen (PSMA). PSMA is a protein found on the surface of prostate cancer cells as well as in blood vessels supplying other solid tumors. Progenics is also conducting a phase 1 clinical trial with a vaccine designed to treat prostate cancer by stimulating an immune response to PSMA.

DISCLOSURE NOTICE: This document contains statements that do not relate strictly to historical fact, any of which may be forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When we use the words “anticipates,” “plans,” “expects” and similar expressions, we are identifying forward-looking statements.

Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. While it is impossible to identify or predict all such matters, these differences may result from, among other things, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and product candidates, including the risks that clinical trials will not commence or proceed as planned; products appearing promising in early trials will not demonstrate efficacy or safety in larger-scale trials; clinical trial data on our products and product candidates will be unfavorable; our products will not receive marketing approval from regulators or, if approved, do not gain sufficient market acceptance to justify development and commercialization costs; we, our collaborators or others might identify side effects after the product is on the market; or efficacy or safety concerns regarding marketed products, whether or not originating from subsequent testing or other activities by us, governmental regulators, other entities or organizations or otherwise, and whether or not scientifically justified, may lead to product recalls, withdrawals of marketing approval, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling of the product, the need for additional marketing applications, declining sales or other adverse events.

We are also subject to risks and uncertainties associated with the actions of our corporate, academic and other collaborators and government regulatory agencies, including risks from market forces and trends, such as those relating to the recently-announced acquisition of our RELISTOR collaborator, Wyeth Pharmaceuticals, by Pfizer Inc.; potential product liability; intellectual property, litigation, environmental and other risks; the risk that licenses to intellectual property may be terminated for our failure to satisfy performance milestones; the risk of difficulties in, and regulatory compliance relating to, manufacturing products; and the uncertainty of our future profitability.

Risks and uncertainties also include general economic conditions, including interest- and currency exchange-rate fluctuations and the availability of capital; changes in generally accepted accounting principles; the impact of legislation and regulatory compliance; the highly regulated nature of our business, including government cost-containment initiatives and restrictions on third-party payments for our products; trade buying patterns; the competitive climate of our industry; and other factors set forth in our Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. In particular, we cannot assure you that RELISTOR will be commercially successful or be approved in the future in other formulations, indications or jurisdictions, or that any of our other programs will result in a commercial product.

We do not have a policy of updating or revising forward-looking statements and assume no obligation to update any statements as a result of new information or future events or developments. It should not be assumed that our silence over time means that actual events are bearing out as expressed or implied in forward-looking statements.

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Editors Note:

For more information about Progenics Pharmaceuticals, Inc., please visit www.progenics.com.

For more information about RELISTOR, please visit www.RELISTOR.com.